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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



                                 April 29, 1996
                                ----------------
                                (Date of Report)


                          AMERICAN CLASSIC VOYAGES CO.

             (Exact name of Registrant as specified in its charter)



                                    Delaware
                          ---------------------------
                         (State or other jurisdiction)




                  0-9264                                31-0303330
         --------------------------        ------------------------------------
         (Commission file number)          (IRS employer identification number)


  Two North Riverside Plaza, Chicago, IL                                60606
 ----------------------------------------                            ----------
 (Address of principal executive offices)                            (Zip code)


                                 (312) 258-1890
               --------------------------------------------------
               (Registrant's telephone number, include area code)


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ITEM 5--OTHER EVENTS

American Classic Voyages Co. (the "Company"), which owns and operates two cruise lines, American Hawaii Cruises and The Delta Queen Steamboat Co., announced on April 29, 1996 its decision not to renovate or return to service American Hawaii Cruises' steamship, the Constitution. The Constitution was removed from service on June 27, 1995 and is currently in wet berth in Portland, Oregon.

In connection with the foregoing decision, in the first quarter of 1996, the Company recognized an impairment write-down of $38.4 million which includes a reduction in the book value of the vessel and a write-off of the remaining goodwill related to the acquisition of American Hawaii Cruises. In addition, the Company established a reserve for future storage and maintenance costs for the Constitution as it explores various other options for the vessel.

The impairment write-down was recognized in accordance with the Statement of Financial Accounting Standards ("SFAS"), No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", which the Company adopted effective January 1, 1996. SFAS No. 121 establishes accounting standards for recognizing the impairment of long-lived assets, identifiable intangibles and goodwill, whether to be disposed of or to be held and used. In general, SFAS No. 121 requires recognition of an impairment loss when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets.



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                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                             AMERICAN CLASSIC VOYAGES CO.




                             By:  /s/ Kathryn F. Gray
                                 ---------------------------------------
                                 Kathryn F. Gray
                                 Controller and Chief Accounting Officer











Dated:  May 7, 1996















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